SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2008

LTX-CREDENCE CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	04-2594045
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1421 California Circle, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 635-4300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1.	Chief Executive Officer

On October 8, 2008, the Compensation Committee of the Company’s Board of Directors approved the following changes to the compensation of David G. Tacelli, the Chief Executive Officer:

(i)	Mr. Tacelli’s base salary was increased from $500,000 to $575,000;

(ii)	Mr. Tacelli was awarded 750,000 restricted stock units, 450,000 of which vest over four years in four equal annual installments and 300,000 of which vest over three years in three equal annual installments.

2.	Waiver of Existing Change of Control Employment Agreement

Peter S. Rood, an executive officer of the Company, has previously entered into a change of control employment agreement with the Company. The merger of LTX Corporation and Credence Systems Corporation completed on August 29, 2008 (the “Merger”) constituted a change in control for purposes of this agreement. However, on October 8, 2008, LTX-Credence entered into a waiver letter with Mr. Rood relating to his existing change of control employment agreement pursuant to which Mr. Rood agreed that neither the execution and delivery of the merger agreement nor the completion of the Merger will constitute a change of control under his change of control employment agreement or outstanding equity awards and agreed to amend the severance benefit payable under the agreement from two times salary and bonus to one times salary and bonus.

In consideration of the waiver and amendment to the change of control agreement, the Compensation Committee agreed to (i) increase Mr. Rood’s base salary from $250,000 to $280,000, (ii) to modify the vesting of 68,000 performance based restricted stock units previously granted to Mr. Rood, to provide that 40% of such award vests on the date of the waiver and the balance of such award vests in two equal installments on the first and second anniversary of the date of the waiver, and (iii) award Mr. Rood a time vested restricted stock unit award for 75,000 shares of the Company’s Common Stock, with vesting to occur in three equal annual installments beginning on the date one year after the date of the waiver.

As we previously disclosed, Mr. Tacelli and Mark Gallenberger, the Company’s Chief Financial Officer, entered into waiver letters relating to their existing change of control employment agreements in connection with the Merger. On October 8, 2008, in connection with the waivers previously executed, the Compensation Committee agreed to modify the vesting of 310,000 performance based restricted stock units and 105,000 performance base restricted stock units previously granted to Mr. Tacelli and Mr. Gallenberger, respectively, to provide that 40% of such award vests on October 8, 2008 and the balance of such award vests in two equal installments on October 8, 2009 and October 8, 2010.

3.	Integration Bonus Plan

On October 8, 2008, the Compensation Committee approved an integration bonus plan as a special incentive for the executive officers tied to key success elements of the Merger. The target bonus under the plan is 100% of base salary for the Chief Executive Officer and Chief Financial Officer and 50% of base salary for the other executive officers. The bonus is calculated by reference to assigned revenue targets (40% of bonus), synergy targets (40% of bonus) and individual objectives (20% of bonus). No payment under the revenue target or synergy target component of the bonus plan will be made unless a specified minimum amount of revenue or synergies is achieved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2008	LTX-Credence Corporation

	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President & Chief Financial Officer